Exhibit 99.1

7961 SHAFFER PARKWAY
SUITE 5
LITTLETON, COLORADO 80127
TELEPHONE (720) 981-1185
FAX (720) 981-1186

Trading Symbol: VGZ
Toronto and American Stock Exchanges

            NEWS

Vista Gold Corp. Announces Amendments to Agreement to Sell Amayapampa

Denver, Colorado July 20, 2005 – Vista Gold Corp. (TSX & AMEX: VGZ) announces that it has agreed with Luzon Minerals Ltd. (TSX-V: LU), subject to regulatory approval, to further amend the terms of the original purchase option agreement between the companies concerning Vista’s Amayapampa gold project in Bolivia, with respect to the payments previously due on June 15, 2005 and June 15, 2006. The agreement had been most recently amended in January 2005, in connection with Luzon’s decision to exercise its option to purchase the Amayapampa project from Vista, as previously announced. Mike Richings, Vista President and CEO, stated “We believe the amendments will facilitate Luzon arranging project financing and lead to accelerated development of the project. At the same time, we believe that the amended agreement will appropriately compensate Vista and provide us with the potential for a long-term royalty revenue stream.”

The amended agreement, dated July 18, 2005, calls for an aggregate purchase price comprising: U.S. $2,700,000 (including U.S. $100,000 previously paid); either 3,250,000 or 4,250,000 common shares in the capital of Luzon (including 250,000 already issued to Vista), and 1,000,000 common share purchase warrants; and a net smelter return royalty to Vista payable as follows:

•	Within five days of receiving approval of the TSX Venture Exchange, Luzon will issue to Vista 3,000,000 Luzon common shares and 1,000,000 warrants, each warrant entitling the holder to acquire one common share of Luzon at an exercise price of CDN $0.20 for a period of three years from the date of issuance, and, on the earlier of December 31, 2005 or the date of the closing of the next debt, equity or other financing completed by Luzon after July 15, 2005, Luzon will pay to Vista U.S. $100,000 in cash.

•	Within five days of the date that is the earlier of December 31, 2006 or the date Luzon completes or obtains financing sufficient to commence construction at the Amayapampa Project, Luzon will pay to Vista U.S. $2,500,000.

•	In the event that Luzon completes a feasibility study or technical report for the Amayapampa Project that discloses recovered gold of more than 400,000 ounces, Luzon shall issue to Vista an additional 1,000,000 common shares.

•	If Luzon completes the acquisition of the Amayapampa Project, Luzon will grant Vista a net smelter return royalty as follows: (i) on the first 440,000 ounces of gold production, a 4.5% net smelter return royalty where the gold price is less than U.S. $450 per ounce and a 5.5% net smelter return royalty where the gold price is U.S. $450 per ounce or more, and (ii) thereafter, a 1.0% net smelter return royalty.

In addition, effective from July 29, 2004, Luzon will pay all costs associated with holding and maintaining the Amayapampa Project, including reimbursement of outlays made by Vista (approximately U.S. $51,000, as of June 30, 2005). Other terms of the agreement remain unchanged.

Mike Richings also commented on the new board of directors and management structure at Luzon: “We believe the recent changes in Luzon’s board of directors and management, including the appointment of Scottish financier Mr. Willie McLucas as Chairman, will re-energize the company and will lead to the financing and early development of the Amayapampa Project.”

Vista Gold Corp., based in Littleton, Colorado, evaluates and acquires gold projects with defined gold resources. Additional exploration and technical studies are undertaken to maximize the value of the projects for eventual development. The Corporation’s holdings include the Maverick Springs, Mountain View, Hasbrouck, Three Hills, Wildcat projects and Hycroft mine, all in Nevada, the Long Valley project in California, the Yellow Pine project in Idaho, the Paredones Amarillos and Guadalupe de Los Reyes projects in Mexico, and the Awak Mas project in Indonesia.

The statements that are not historical facts are forward-looking statements involving known and unknown risks and uncertainties that could cause actual results to vary materially from targeted results. Such risks and uncertainties include those described from time to time in the Corporation’s periodic reports, including its latest annual report on Form 10-K filed with the U.S. Securities and Exchange Commission. The Corporation assumes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

For further information, please contact Greg Marlier at (720) 981-1185, or visit the Vista Gold Corp. website at www.vistagold.com